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                                                                   EXHIBIT 10.7

                               C-3D DIGITAL, INC.
                              AFFILIATION AGREEMENT

          AGREEMENT made as of April 25th, 1999 by and between C-3D Digital, Inc. a Utah corporation with offices at 57 West 200 South, Suite 350, Salt Lake City, Utah 84101 ("C-3D") and 3D Television Co., LTD. a Japan corporation with offices at 8-15-17-602, Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan ("Affiliate").

          WHEREAS, Affiliate distributes television networks in Japan; and

          WHEREAS, C-3D desires to make available to Affiliate the programming services known as the "C-3D Service" for retransmission to Affiliate's subscribers, and to provide certain other related services upon the terms and conditions set forth herein; and

          WHEREAS, Affiliate desires to make available to its subscribers the C-3D Premium Television Network;

          NOW, THEREFORE, it is mutually agreed as follows:

         1. DEFINITIONS. The following terms shall have the meanings set forth below when used in this Agreement.

                  1.1 "EVENT" shall mean a motion picture, pre-recorded film, program, production or other event transmitted on the C-3D Service.

                  1.2 "GROSS REVENUES" shall mean the sum of all charges for Events, whether or not collected by Affiliate, paid or payable by each "Subscriber" (defined below) for the privilege of viewing each exhibition of an Event (or package of Events) exhibited by the "System" (defined below without reduction or offset of any kind.

                  1.3 "PAY-PER-VIEW BASIS" shall mean the exhibition of one (1) Event chosen by a Subscriber over the facilities of a System for televison viewing for which exhibition the Subscriber is required to pay an individual, per Event, per exhibition fee or a "Subscription Basis" (defined below).

                  1.4 "C-3D SERVICE" shall mean the single channel satellite delivered entertainment programming service currently featuring one (1) Event (and, if time permits - 5 various interstitial programming every ninety (90) minutes, twenty-four (24) hours per day, seven (7) days per week.

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                  1.5  "SUBSCRIBER" shall mean a private residential home or other dwelling unit (including a private residential apartment, condominium, mobile home, house or rentable guest room in a hotel, motel, inn or lodge), the residents of which have ordered an Event(s) for viewing on a Pay-Per-Block Basis or on a Subscription Basis.

                  1.6 "SUBSCRIPTION BASIS" shall mean the exhibition of Events chosen by a Subscriber over the facilities of a System for television viewing on a monthly basis for which exhibitions the Subscriber is required to pay a package fee.

                  1.7 "SYSTEM" shall mean each Direct to Home ("DTH") satellite television system and cable television system in the Territory (defined below).

                  1.8 "TERRITORY" shall mean Japan, its territories and possessions.

         2.  LICENSE.

                  2.1 EXHIBITION C-3D hereby grants to Affiliate and Affiliate hereby accepts, subject to the terms and conditions herein, a limited, exclusive license to exhibit the C-3D Service on a Pay-Per-View Basis, a Pay-Per-Block Basis and on a subscription basis to Affiliate Subscribers over the facilities of the System(s). Affiliate may include additional DTH satellite systems and cable television systems by written amendment to Schedule A hereto, provided that C-3D consents in writing in advance to all such additions. Affiliate shall exhibit the C-3D Service on a 24 hour 7 days a week basis during the terms of this Agreement.

                  2.2 PROHIBITIONS. Unless otherwise expressly agreed to by C-3D in writing, this license does not grant to Affiliate the right to duplicate or copy an Event by any means whatsoever, or to exhibit, authorize or permit the exhibition of the C-3D Service (a) to any cable of DTH satellite television system not set forth in Schedule A hereto; (b) other than on a Pay-Per-View Basis, a Pay-Per-Block Basis and on a Subscription Basis (c) on any channel which makes commercial advertising or promotional time available to third parties; (d) in any location with is not a private residential home or other dwelling unit, including, without limitation, places where an admission fee is charged, places of public access or accommodation, bars, lounges, restaurants, lobbies or hallways, or
         (e) in, or to transmit the Event for reception in: (i) any commercial establishment or other non-residential building (such as a bar, restaurant or fraternal organization); (ii) any public gathering area in an otherwise residential building (such as an apartment house lobby, a ballroom or a public ward in a hospital or nursing home); or (iii) any other public place or any place where an admission fee is charged. Affiliate shall not have or exercise any rights whatsoever with respect to an Event other than those specifically licensed to Affiliate herein. Upon any breach of this, Paragraph 2, C-3D shall have all of its rights and remedies at law and in equity, including, without limitation, the right to enjoy any exhibition or exploitation of the C-3D Service; suspend the transmission of the C-3D Service; terminate this Agreement and/or declare this

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         Agreement breached, declare all amounts payable hereunder, and exercise all rights and remedies on account of such breach, including, without limitation, the right to recover damages caused C-3D in connection with such breach.

         3. TERM OF LICENSE. The term of this Agreement and the rights granted to Affiliate hereunder shall be for a period of five (5) years from the date first above written (the "Initial Term"). The Initial Term of this Agreement shall expire on the same date for all of the Affiliate's Systems listed in Schedule A hereto regardless of when any individual System launches the C-3D Service hereunder. The termination of this Agreement shall not: (a) abrogate Affiliate's obligation to pay C-3D the sums set forth herein; (b) impair or affect C- 3D's rights of withdrawal, audit or indemnification; or (c) abrogate, impair or affect any warranty, representation, indemnity or undertaking on the part of each party hereunder. It is understood that the Term of License will not be applicable to GGS Hawaii, Inc. and GGS Co., Inc.

         4.  LICENSE FEES AND REPORT.

                  4.1 In consideration of the rights herein granted to Affiliate, Affiliate shall pay C-3D the license fees ("License Fees") set forth in Schedule B hereto. Affiliate shall remit to C-3D within thirty (30) days of the end of each month all License Fees due for such month. Together with each payment of such amounts, Licensee shall deliver to C-3D a monthly statement in the form of Exhibit A attached hereto. All payments and statements hereunder shall be made to C-3D at its address herein above set forth. All amounts due and unpaid shall thereafter accrue interest at the rate of one and one-half percent (1-1/2%) per month, OR the maximum lawful rate compounded monthly, whichever is less, from the due date until payment is received. Acceptance of any payment by C-3D after its due date shall not constitute a waiver by C-3D of any of its rights hereunder.

                  4.2 On no less than one hundred eighty (180) days prior written notice to Affiliate ("Amended Fee Structure Notice") C-3D shall have the right to adjust, from time to time during the terms of this Agreement, the rates set forth in Schedule B hereto with respect to License Fees on the date ("Effective Date") specified in the Amended Fee Structure Notice, if the rates become unreasonable compared with the standard of the industry at that time. In such event, Affiliate may, by written notice at least ninety (90) days prior to the Effective Date, terminate this Agreement as of the Effective Date; provided, however, that such termination by Affiliate shall not take effect and shall be of no force or effect if C-3D withdraws the increase by written notice to Affiliate no later than fifteen (15) days prior to the Effective Date.

                  4.3 In the event of a dispute between Affiliate and C-3D as to any amount properly due from Affiliate to C-3D, Affiliate shall pay that portion of the amounts not in dispute in accordance with the terms of Paragraph 4.1 above and before or at the time of

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         payment, shall notify C-3D of the grounds for disputing the remaining unpaid balance. Interest shall not accrue on such balance for a period of fourteen (14) days during which the parties shall use their reasonable best efforts to negotiate a settlement.

                  4.4 In connection with any interruption or other failure in the transmission, reception or distribution of the C-3D Service which interruption or failure could reasonably have been prevented by C-3D, Affiliate shall have recourse and a remedy against C-3D only if Affiliate shall have given its affected Subscribers a credit or rebate as a result of such interruption or failure, in which case the sole and exclusive remedy of Affiliate against C-3D shall be a credit for no more than the amount of the License Fee which would have been payable by Affiliate to under the foregoing or any other circumstances, be liable for incidental, consequential or special damages, including, without limitation, loss of profits or revenues, damage to or loss of personal property or claim of any Subscriber.

                  4.5 Within ninety (90) days following the end of each of the Affiliate's fiscal years during any portion of which this Agreement is in effect, Affiliate shall furnish to C-3D a letter addressed to C-3D signed by Affiliate's Chief Operating Officer or Chief Financial Officer which attests to the completeness and accuracy of all reports and statements supplied to C-3D. Affiliate's obligation to supply such letter shall continue after the termination of this Agreement, until C-3D receives the required letter with respect to the last fiscal year during any portion of which this Agreement is in effect.

                  4.6 Affiliate shall keep and maintain, at Affiliate's principal place of business complete and accurate books and records relating to this Agreement in accordance with generally accepted accounting principles. During the term of this Agreement and for two
         (2) years hereafter, at C-3D's expense, C-3D by its representative, accountants and/or designated agents shall have the right, at Affiliate's office and during regular business hours, to audit and check Licensee's books and records for the purpose of verifying and confirming the accuracy of the statements delivered to C-3D by Affiliate and the amount of the License Fees paid or payable under this Agreement and to make copies of relevant excerpts of any such books and records. The exercise by C-3D of any right to check or to audit at any time or the acceptance by C-3D of any statement or payment shall be without prejudice to any other rights or remedies available to C-3D and shall not bar C-3D from thereafter disputing the accuracy of any such payment or statement and Affiliate shall remain fully liable for any balance due under the terms of this Agreement. If any audit discloses an underpayment of five (5.0%) percent or more with respect to the amount of License Fees set forth on any of Affiliate's statements. Affiliate agrees, in addition to re- computing and making immediate payment of the License Fees based on the true items, together with interest thereon at one hundred and ten (110%) percent of the prime rate announced from time to time by Citibank (the "Prime Rate"), to pay all costs and expenses incurred by C-3D for such audit, checking an attorney's fees incurred by C-3D in

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         connection therewith or with the enforcing the collection thereof.
         Neither C-3D's acceptance of any information, or inspection or audit of Affiliate's records or accounts, will prevent C-3D from later disputing the accuracy or completeness of any payments made or of information supplied by Affiliate.

         5.  TRANSMISSION AND DISTRIBUTION

                  5.1 Affiliate shall be solely responsible for the reception of the video and audio signals of the C-3D Service from the satellite used by C-3D to the headend or other receiving device of the System(s) and for the transmission therefrom to its Subscribers. Affiliate shall employ adequate security systems to prevent theft, pirating, copying, duplication or unauthorized exhibition of the C-3D Service, and shall ensure that the C-3D Service is made available only to Subscribers. Affiliate shall continuously maintain transmission quality of the C-3D Service at least equivalent to the best transmission quality of other programming transmitted by Sky Perfect TV.

                  5.2 C-3D will transmit the C-3D Premium Network to Japan on a mutually acceptable digital platform. The cost of the transmission will be the responsibility of 3D Television of Japan. However, C-3D will discount its subscription fees by 50% until 50% of the transmission cost is offset by C-3D.

                  5.3 All C-3D Service programming decisions shall be at the sole discretion of C-3D, including the selection, substitution or withdrawal of any scheduled Events or portions thereof. Affiliate shall exhibit and shall require each system to exhibit the C-3D Service in its entirety, without any interruptions, including all titles, credits and copyright notices and shall not cut, alter, modify, add to, delete from or revise the C-3D Service. If transmission cost exceeds that of video distribution and playback costs then C-3D will provide videos to Affiliate to play on their own video platform.

         6.  ADVERTISING AND PROMOTIONAL MATERIALS.

                  6.1 Affiliate shall use its reasonable best efforts to promote the C-3D Service to the subscribers of each System, with the aim of maximizing the number of C-3D Service Subscribers and the rate at which they purchase the C-3D Service.

                  6.2 For each month of the term of this agreement, no later than thirty (30) days prior to the exhibition of the C-3D Service for such month, C-3D shall make available to Affiliate such trailers and other publicly materials as C-3D may have available (the "Promotional Materials") to be used for advertising and publicity of the C-3D Service for such month. Affiliate shall have the right, at its sole cost and expense, to make copies of the Promotional Materials solely for use by each System.

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                  6.3  Affiliate shall not use the name, image or likeness of any character, person or entity appearing in or connected with the production of any Event included in the C-3D Service separate and apart from the advertising and promotion of the C-3D Service, and no name, image or likeness shall be used by Affiliate so as to constitute an endorsement or testimonial, express or implied, of any party, product, service or commercial venture, Affiliate acknowledges that its fight to use the names, images, likeness of persons or entities appearing in or connected with the production of any Event is subject to various limitations and restrictions contained in contracts with third parties. Following the exhibition of the C-3D Service in any month during the term of this Agreement, Affiliate shall not use, transmit, exhibit, circulate or otherwise publish any Promotional Materials provided by C-3D for such month.

                  6.4 In all advertising and publicity issued by Affiliate for the C-3D Service, Affiliate shall comply with all instructions of C-3D regarding advertising or contained in any promotion package provided by C-3D.

                  6.5 The parties understand and agree that the implementation of this Agreement will necessitate that the staff and employees, servants and agents of each party shall make themselves and the necessary equipment, sites and locations available upon reasonable notice to the staff, employees, servants and agents of the other party at all times from the date of the signing of this Agreement until its termination. The parties further agree to afford all reasonable cooperation to each other towards the proper implementation of this Agreement so long as it remains in force and effect.

         7.  TAPING AND PHYSICAL MATERIAL.

                  7.1 Affiliate shall have the right upon notification to C-3D, to tape the satellite transmission of Events for playback on a "stand alone" basis by Systems provided that: (a) Affiliate shall bear all costs and expenses associated with the taping of each such Event, (b) all rights, title and interest in the visual and audio elements of such Event contained in such tapes shall, at all times, remain the property of Affiliate subject only to Affiliates's right to make use of such tapes in accordance with the terms of this Agreement; and (c) Affiliate assumes all responsibility as to the quality of such tapes.

                  7.2 At the end of each month during the term of this Agreement, Affiliate shall return to C-3D all Promotional Materials referred to in Paragraph 6 above. In addition, Affiliate shall erase or destroy any tapes made in accordance with paragraph 7.1 above and shall promptly furnish C-3D with an affidavit to that effect sworn to by a duly authorized officer of Affiliate (the "Certificate"). The ownership of such tapes from the time of transferal of the visual and audio elements of each Event shall remain with C-3D until such time as Affiliate erases or destroys such tapes and C-3D is in receipt of the Certificate.

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                  7.3  Affiliate shall employ adequate security systems to
         prevent the loss, theft, pirating, copying, unauthorized duplication or unauthorized exhibition of such tapes and materials furnished by C-3D, and shall carry fire and theft insurance covering the loss of any such materials.

                  7.4 Affiliate shall remain liable in all respects regarding the loss, theft or unauthorized duplication of C-3D's materials in Affiliate's possession. In the event of loss, Affiliate will deliver to C-3D an affidavit sworn to by a duly authorized officer of Affiliate setting forth in detail the circumstances relating to such loss within seventy-two (72) hours after such loss has been discovered.

                  7.5 Affiliate shall not, by any act, or any failure to act, suffer or permit lien, charge, pledge, mortgage or encumbrance to attach to this C-3D Service ro the physical materials relating to any Event.

         8.  WARRANTIES AND INDEMNIFICATION.

                  8.1 C-3D warrants and represents that: (a) it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (b) the material contained in the C-3D Service and in the Promotional Materials supplied to Affiliate hereunder will not violate any copyright, right of privacy or publicity or literary or dramatic right of any person; provided, however, that such warranties and representations by C-3D are only as broad as and coextensive with those provided to C-3D by C-3D's program suppliers.

                  8.2 Affiliate warrants and represents that: (a) Affiliate has the power and authority to enter into this Agreement and to fully perform its obligations hereunder; (b) Affiliate has obtained, and shall maintain in full force and effect during the term of this Agreement, such federal and state, local and/or private authorizations as necessary to operate each system in the Territory and to retransmit the C-3D Service pursuant to this Agreement; (c) Affiliate will immediately notify C-3D in the event that Affiliate loses, or becomes aware of circumstances that it may lose, any necessary authorizations;
         (d) any material contained in promotional material developed by Affiliate will not violate any copyright, right of privacy or publicity or literary or dramatic right of any person; and (3) Affiliate shall not use, and shall require each System not to use any Event for any unlawful purpose or for any purpose not permitted hereunder.

                  8.3 Affiliate shall indemnify, defend and hold harmless C-3D, its parent, subsidiaries and affiliated companies and their respective officers, directors, employees, agents and shareholders from and against any and all claims, losses or damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively "Claims") relating to or arising our of any breach or alleged breach of any of

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         the representations, warranties, agreement, covenants or obligations made by Affiliate pursuant to this Agreement.

                  8.4 C-3D shall indemnify, defend and hold harmless Affiliate, its parent, subsidiaries and affiliated companies and their respective officer, directors, employees, agents and shareholders from and against any and all Claims relating to or arising our of any breach or alleged breach of any of the representations, warranties, agreements, covenants or obligations made by C-3D pursuant to this Agreement.

                  8.5 Each party seeking indemnity hereunder (the "Indemnified Party") agrees to give prompt notice to the other party (the "Idemnifying Party") of any circumstances which may give rise to a Claim under this Paragraph 8 as soon as the indemnified Party knows of such circumstances: provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligation to indemnify the Indemnified party under this Paragraph 8 except to the extent that such failure increases the Indemnified Party's liability hereunder. The Indemnifying Party shall have the right to participate in, and, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to control the contest and defense of any claim by a third party as to which notice is given by the Indemnified Party under this Paragraph 8 at its own cost and expense, including the cost and expense of attorneys' fees in connection with such contest and defense. The Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnified Party settles or compromises any such Claim without the Indemnifying Party's prior written consent, the Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party under this Paragraph 8 with respect to such Claim.

         9.   SERVICE MARKS.

                  Affiliate acknowledges that the name and mark "C-3D" and any other service marks and any logos and variations used to identify the C-3D Service are the exclusive property of C-3D, and that Affiliate has not and shall not acquire any proprietary rights thereto by reason of this Agreement. Materials used by Affiliate may refer to "C-3D" or the C-3D Service and other names, marks and logos of C-3D only if it is clear that the names, marks and logos used are service marks for the C-3D Service which Affiliate distributes. Such use shall be in accordance with any further instructions that may be issued by C-3D from time to time. Affiliate shall promptly make available to C-3D, at it requires, all original promotional or advertising material that uses the aforesaid names, marks or logos in publicizing the C-3D Service and shall keep copies of all such original material, Affiliate shall not publish or disseminate any material which violates any restrictions imposed by C-3D or C-3D's program suppliers and disclosed by Affiliate by C-3D.

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         10.  TERMINATION.

                  10.1 Either party may terminate this Agreement by giving the other party at least ninety (90) days prior written notice, in the event that the other party has made any material misrepresentation herein or materially breaches any of its obligations hereunder, including, without limitation, the obligation to make all payments when due and payable, and such material misrepresentation or beach (which shall be specified in such notice) is not or cannot be cured within sixty (60) days or receipt of such notice. The right of either party to terminate this Agreement in any such case shall be in addition to any other remedies such party may have.

                  10.2 Affiliate may terminate this Agreement with respect to a particular System as a result of a change by C-3D in the satellite transmitting the C-3D Service signal to another communications satellite ("Satellite Switch") only if: (a) no other signal received by the System's earth station(s) prior to the Satellite Switch is scheduled to be transmitted by the satellite newly designated to carry the C-3D Service signal; and (b) as a result of the Satellite Switch, the System is required to obtain and install one or more additional earth stations for the sole purpose of receiving the C-3D Service signal. Under these conditions, Affiliate shall have the right within ten (10) days (or such lesser time as the circumstances may require) of receipt of notice from C-3D of a proposed Satellite Switch to notify C-3D in writing of Affiliate's intention to terminate this Agreement with respect to such system as of the effective date of the Satellite Switch.

                  10.3 During the term of this Agreement, with respect to each System listed in Schedule A (as amended from time to time), Affiliate covenants that it shall promptly notify C-3D in writing of any reduction below fifty (50%) percent in Affiliate's ownership of any such system. Upon receipt of such notice, C-3D may, at its option, advise Affiliate and such system in writing that, effective of the date of such change, such System shall no longer be subject to this Agreement and shall immediately cease the distribution of the C-3D Service in such System. The distribution of the C-3D Service in such system shall be covered by a separate Affiliation Agreement. The provisions of this paragraph shall be in addition to any other rights or remedies that C-3D may have.

         11. FORCE MAJEURE. In the event Affiliate is prevented from exhibiting the C-3D Service, or C-3D is prevented from transmitting the C-3D Service, by reason of any act of God, fire, strike, boycott, transportation failure, satellite interruption or other occurrence beyond the reasonable control of the party whose performance is prevented, neither party shall be responsible to the other for nay damages, costs, expenses or loss of profit's thereby. C-3D shall have the right to terminate this Agreement upon written notice to Affiliate if, by reason of this paragraph, Affiliate is prevented from exhibiting the C-3D Service for more than two (2) consecutive weeks.

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         12.  MISCELLANEOUS.

                  12.1 Affiliate and its employees and agents shall maintain, in confidence, the terms and conditions of this Agreement, as well as all data, summaries, reports and information of all kinds, whether oral or written, acquired, devised or developed in any manner by or from C-3D personnel or C-3D's files, and have not and will not reveal the same to any persons not employed by C-3D except: (a) at the written direction of C-3D; (b) to the extent necessary to comply with law or a valid order of a court of competent jurisdiction, in which event Affiliate shall so notify C-3D as promptly as practicable (and, if possible, prior to making any disclosure) and shall in all cases seek confidential treatment of such information; (c) as part of its normal reporting or review procedure to its parent company, auditors and its attorneys, provided such parent company, auditors and attorneys agree to be bound by the provisions of this paragraph; or (d) in order to enforce its rights pursuant to this Agreement.

                  12.2 Neither this Agreement nor any rights or obligations hereunder may be assigned by Affiliate without the prior written consent of C-3D, which consent shall not be unreasonably withheld. Such assignment shall not relieve Affiliate of its obligations incurred prior to the date of any such assignment hereunder. Any purported assignment without such consent shall be null and void and not enforceable against C-3D. This Agreement and the rights and obligations of the parties hereunder shall be binding upon and shall inure to the benefit of C-3D and Affiliate and their respective legal representative, successors in interest and permitted assigns.

                  12.3 Any waiver by either party of any breach of any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

                  12.4 Notwithstanding anything to the contrary contained herein, if Affiliate fails to fully and timely perform any material obligation or any covenant hereunder, including, without limitation, Affiliate's failure to timely fulfill any of its payment obligations hereunder, or if Affiliate becomes insolvent, or if a petition under any bankruptcy shall be filed by or against Affiliate (which petition, if filed against Affiliate, or if Affiliate shall not have been dismissed within thirty (30) days thereafter); or if Affiliate takes advantage of any applicable insolvency or any other like statute, or executes a general assignment for the benefit of creditors; or if a receiver, liquidator or trustee (or equivalent under any applicable statute) is appointed for the assets or affairs of Affiliate, than upon the occurrence of any of the foregoing. C-3D may exercise any or all of the following options, none of which shall be a waiver of the other or of any other rights or remedies which C-3D may have at law, in equity or otherwise: (a) C-3D may terminate this Agreement by giving prior written notice of termination to Affiliate; (b) C-3D may cease licensing the C-3D Service to Affiliate; and/or (c) C-3D may suspend the transmission of

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         the C-3D Service to Affiliate and/or the right to transmit the C-3D
         Service by Affiliate until such default is ended or remedied. If C-3D exercised any or all of the foregoing options, C-3D shall be entitled to declare all unpaid and payable amounts to C-3D immediately due and payable and to recover from Affiliate all payment past due from Affiliate to C-3D hereunder, together with interest at the prime Rate, plus all attorneys' fees, costs and expenses, including collection agency fees, incurred by C-3D to enforce the provisions hereof. Notwithstanding anything to the contrary contained herein, no termination of this Agreement for any reason shall relieve or discharge, or be deemed or construed as relieving or discharging, Affiliate from any duty, obligation or liability hereunder which accrued as of the date of such termination (including, without limitation, the obligation to pay any amounts payable hereunder and to furnish a statement with respect to any such payment which accrued as of such date of termination).

                  12.5 Affiliate and C-3D acknowledge that the licenses for Events have been separately negotiated and individually priced, that C-3D did not directly or indirectly condition the granting of the license of any one or more of the Events upon the licensing of any other Event, and that the inclusion of any such Events in one agreement was merely for the convenience of the parties.

                  12.6 With respect to the subject matter of this Agreement, this Agreement and the schedules hereto: (a) set forth the entire Agreement between the parties and any parties who have in the past or who are now representing either of the parties, and (b) supersede all prior understandings and communications between the parties, oral or written. Each of the parties acknowledges and represents that this Agreement is entered into after full investigation and that neither party is relying upon any statement or representation made by the other which is not specifically set forth in this Agreement. Each of the parties acknowledges that it shall have no right to rely upon any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement, unless such amendment, promise, modification, statement or representation is expressly set forth in a written instrument signed by a duly authorized representative of the other and dated subsequent to the date of the execution and delivery of this Agreement.

                  12.7 The provisions of this Agreement are not intended to be for the benefit of any third party, whether Subscribers or otherwise, and no third party (including, without limitation, any Subscriber) shall be deemed to have any privity of contract with either of the parties hereto by virtue of this Agreement or the delivery of the C-3D Service.

                  12.8 This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts entered into and fully performed therein. Affiliate hereby: (a) agrees that any litigation, action or proceeding arising out of or relating to this Agreement

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

         be instituted in a state or federal court in the City of Salt lake City and the State of Utah; (b) waives any objection which Affiliate might have now or hereafter to the venue of any such litigation, action or proceeding; (c) irrevocably submits to the jurisdiction of any such court in any such litigation, action or proceeding; and (d) hereby waives any claim or defense of inconvenient forum. For all purposes of this Agreement, Affiliate hereby submits to the venue and jurisdiction of the Courts in the State of Utah (Federal and State), irrevocably consents to personal jurisdiction by such courts, and further agrees that service of process of Affiliate may be affected pursuant to Paragraph 12.10 below.

                  12.9 Nothing in this Agreement shall be deemed to create a relationship of joint venture, principal-agent or partnership between the parties, and neither shall hold itself out in its advertising or in any other manner that would indicate any such relationship between the parties.

                  12.10 Any notice, requires, demand, consent, waiver or other communication which either party may wish to serve or may be required to serve on the other party hereunder shall be in writing and shall be served by personal delivery, by facsimile, by prepaid recognized overnight air express delivery, by prepaid certified mail, return receipt requested or by prepaid telegraph at the above stated addresses of Affiliate and C-3D. Any notice to C-3D shall be sent to the attention of the Chief Executive Officer, and Vice president, Sales and Marketing. Any notice to Affiliate shall be sent to the attention of Chief Executive Officer and Vice President. All notices shall be deemed received, the same business day transmitted if sent by facsimile as evidenced by a copy of the facsimile and the "answer back" thereto indicating the date and time of transmission thereof to the receiving party); the same business day delivered is personally delivered to the party to whom addressed three (3) business days after the same is deposited, postage paid in the United States Postal Service; or one (1) business day after the same is delivered to the telegraph service or to the air express company. Either party may from time to time change its address for the purpose of notice by giving like notice in accordance with this paragraph.

                  12.11 C-3D shall not be liable for, and Affiliate shall pay and forever hold C-3D harmless from, any and all sales, use, excise, income, franchise, corporate and similar taxes (including, without limitation, any fees payable to local or state franchising authorities) and other charges which are or may be imposed upon or assessed against Affiliate or any System and/or which are based upon or measured by revenues derived by Affiliate from the exploitation of the rights granted to Affiliate pursuant to this Agreement (including, without limitation, any tax or charge based upon any goods or services furnished to Affiliate by C-3D which goods or services are then passed on to Affiliate's Subscribers).

                  12.12 All license, rights and interests in, to and with respect to Events and the C-3D Service and means of exhibition not specifically granted to Affiliate shall be and are

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

         specifically and entirely reserved to C-3D. The license, rights and interests granted to Affiliate herein are exclusive, and accordingly, they may be fully exploited and utilized by C-3D, without regard to the extent to which any such rights may be competitive with Affiliate or the license, rights and interests granted hereunder.

                  12.13 Paragraph headings used herein are for convenience only and shall not be deemed to define, limit or construe the contents of any provision of this Agreement.

                  12.14 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of the prohibition without invalidating the remaining provisions herein. Any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first above written.

         C-3D Digital, Inc.


         By:
             ----------------------------------------
              J. Michael Heil, CEO



         3D Television Co., LTD.


         By: /s/ Hisatake Togoe
             -----------------------------------------
              Mr. Hisatake Togoe, President & CEO




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                                   SCHEDULE A

                               AFFILIATE-SYSTEM(S)


SYSTEM NAME



ADDRESS



AREA(S) SERVED



3D TELEVISION SERVICE LAUNCH DATE



TELEPHONE NUMBER



LAUNCH DATE



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                                   SCHEDULE B

                                  LICENSE FEES


In accordance with the terms and conditions as set forth in Section 4.1 of the Affiliate Agreement, C-3D will receive the following compensation from Affiliate.

1. 10% of the net amount of revenue Affiliate collects from subscriptions to the Network or $1.70 per subscriber per month, whichever is greater. The new amount of fees is the amount of which is on a Pay-Per-View Basis, Pay-Per-Block Basis and on a Subscription Basis minus the transmission charges to DTH or cable television systems (usually 30% of the fees which are collected from subscriptions).

2. All compensation paid to C-3D from Affiliate shall be paid in US funds as described in Section 4 of this Agreement.







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